UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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UWHARRIE CAPITAL CORP

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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PO Box 338    |    Albemarle, NC 28002

704.982.4415  tel    |    704.982.4355 fax

uwharrie.com

May 3, 2021

Dear Shareholder:

This past year has produced many challenges for our customers, communities and our Company and once again, we have had to make decisions about our annual corporate event, our Annual Meeting of Shareholders, that are very different from the time of gathering and fellowship we all look forward to each year.  We recognize that these changes may be confusing since this is such a departure from our traditional way of voting and attending our Annual Meeting.

As we were planning this year’s Annual Meeting of Shareholders, we were not sure of where we would be with the status of the COVID-19 protocols.  Due to the continued pandemic and governmental mandates, we will ONLY CONDUCT THE REQUIRED BUSINESS MEETING PORTION OF OUR ANNUAL MEETING OF SHAREHOLDERS AGAIN THIS YEAR; THUS, THERE WILL BE NO TIME OF GATHERING WITH OUR SHAREHOLDERS OR FOOD AND FELLOWSHIP.

We are encouraging those who want to participate to take advantage of the live webcast on Tuesday, May 11 at 10:00 a.m.   In accordance with the Governor’s Executive Order, the “In-Person” participation will be limited due to capacity restrictions and any shareholder desiring to participate in the Annual Meeting should contact the Investor Relations Team at 704-982-4415 / toll-free 1-800-438-6864 or investorrelations@uwharrie.com for more information and instructions.

Your vote is very important to us and we hope that everyone has voted their proxy, either online or with the proxy card that was mailed earlier.  If you have not and need assistance, please contact us and we will be glad to help you through the process.

Though the pandemic created extraordinary challenges for many, your Company produced exceptional results and is stronger than ever.  We have had a very good year and we think our shareholders will be pleased with our results and the progress being made toward our purposeful mission of empowering people and communities to be in control of their financial futures.

We thank you for your continued investment in Uwharrie Capital Corp and for being a partner as we continue our efforts in making a difference.

Sincerely,

Uwharrie Capital Corp

Roger L. Dick

President & Chief Executive Officer